Exhibit 99.2

FOR IMMEDIATE RELEASE

Interpublic Completes Offering of $500,000,000 Aggregate Principal Amount of

4.2% Senior Notes Due 2024 and Announces Redemption of 6.25% Senior Notes Due 2014

New York, NY – April 3, 2014 – Interpublic Group (NYSE: IPG) today announced that it has completed its previously announced registered public offering of $500.0 million aggregate principal amount of its 4.20% Senior Notes due 2024 (the “4.20% Notes”) (CUSIP Number 460690 BL3). The net proceeds were approximately $494.7 million after discounts, commissions and estimated offering expenses. A portion of the net proceeds from the offering will be used to redeem all of Interpublic’s outstanding 6.25% Senior Notes due 2014 (the “6.25% Notes”) (CUSIP Number 460690AV2), of which an aggregate principal amount of $350.0 million is outstanding. The redemption price for the 6.25% Notes is the greater of 100% of their principal amount or a make-whole amount determined in accordance with the terms of the 6.25% Notes, plus in either case accrued interest. Interest on the 6.25% Notes will cease to accrue on and after the redemption date, May 5, 2014.

This announcement does not constitute a notice of redemption under the indenture governing the 6.25% Notes. A notice of redemption made in accordance with the provisions of the indenture was distributed to holders of the 6.25% Notes earlier today.

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Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax

This press release does not constitute an offer to sell or the solicitation of an offer to buy the 4.20% Notes, nor shall there be any sale of the 4.20% Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. A shelf registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. A written final prospectus for this offering describing the terms of the offering and meeting the requirements of Section 10 of the Securities Act of 1933 has been filed with the Securities and Exchange Commission and may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov.

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About Interpublic

Interpublic is one of the world’s leading organizations of advertising agencies and marketing services companies. Major global brands include BPN, FCB (Foote, Cone & Belding), FutureBrand, GolinHarris International, Huge, Initiative, Jack Morton Worldwide, Lowe and Partners, MAGNA GLOBAL, McCann, Momentum, MRM, Octagon, R/GA, UM and Weber Shandwick. Leading domestic brands include Campbell Mithun, Carmichael Lynch, Deutsch, Gotham Inc., Hill Holliday, ID Media, Lowe Campbell Ewald, Mullen and The Martin Agency. For more information, please visit www.interpublic.com.

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Contact Information

Tom Cunningham

(Press)

(212) 704-1326

Jerry Leshne

(Analysts, Investors)

(212) 704-1439

Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax